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Final Transcript Conference Call Transcript MOT — Q1 2007 Motorola Inc. Earnings Conference Call Event Date/Time: Apr. 18, 2007 / 8:00AM ET

CORPORATE PARTICIPANTS
Dean Lindroth
Motorola Inc. — VP, IR
Ed Zander
Motorola Inc. — Chairman & CEO
Tom Meredith
Motorola Inc. — CFO
Greg Brown
Motorola Inc. — President & COO
CONFERENCE CALL PARTICIPANTS
Scott Coleman
Morgan Stanley — Analyst
Phil Cusick
Bear Stearns — Analyst
Tal Liani
Merrill Lynch — Analyst
Mike Ounjian
Credit Suisse — Analyst
Jeff Kvaal
Lehman Brothers — Analyst
Maynard Um
UBS — Analyst
Todd Koffman
Raymond James — Analyst
Mark Sue
RBC Capital Markets — Analyst
Ehud Gelblum
JPMorgan — Analyst
Brandt Thompson
Goldman Sachs — Analyst
Edward Snyder
Charter Equity Group — Analyst
Tim Long
Bank of America — Analyst
Brian Modoff
Deutsche Bank — Analyst
PRESENTATION
Operator
Good morning and thank you for holding. (OPERATOR INSTRUCTIONS). Today’s call is being recorded. If you have any objections, please disconnect at this time. I would now like to introduce Mr. Dean Lindroth, Corporate Vice President of Investor Relations. Mr. Lindroth, you may begin your conference.

Dean Lindroth - Motorola Inc. — VP, IR
Thank you and good morning. With me today are Ed Zander, Chairman and CEO; Greg Brown, President and Chief Operating Officer, and Tom Meredith, Chief Financial Officer.
A number of forward-looking statements will be made during this presentation. Forward-looking statements are any statements that are not historical facts. These forward-looking statements are based on the current expectations of Motorola, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, Motorola’s actual results could differ materially from these statements. Information about factors that could cause and in some cases have caused such differences can be found on pages 16 through 24 in Item 1A of Motorola’s 2006 Annual Report on Form 10-K and in Motorola’s other SEC filings.
This presentation is being made on the morning of April 18, 2007. The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, Motorola will not be reviewing or updating the material that is contained herein. A replay of this webcast, including questions and answers, will be available later on our website.
With that, I would now like to turn the call over to Ed.
Ed Zander - Motorola Inc. — Chairman & CEO
Thanks, Dean, and good morning, everyone. As Dean said, with me today are Greg Brown, our President and Chief Operating Officer, and Tom Meredith, our Chief Financial Officer.
We’re here to review our Q1 results and provide perspectives on Q2 and the year. As you will hear today, the three of us, along with the extended management team, are establishing a framework for this Company around innovation, operational discipline and execution. We believe we must get it right in all three areas to maintain the kind of performance we have shown in the past.
As far as Q1 goes, our performance was in line with our revised guidance given in March. We slightly exceeded our revised revenue targets and came in at the higher end of our revised EPS guidance range, excluding highlighted items. It is very important that we as a management team return Motorola to doing what we said we will do, which has been the case for most of the past three years.
As I said a few weeks ago, the performance at our mobile device business in the first quarter was unacceptable, and we are committed to restoring it to profitability and positive cash flow. This is a great business with a substantially growing market that requires a high degree of R&D investment, supply chain excellence, a cost structure that requires maniacal focus and flawless execution. We know how to do this and have done it for almost three years.
It can also be punishing if you get out of cycle in any one of these areas, which is the case for this division right now. We’re taking steps for improvements this year and fully expect to improve profitability and revenue growth and positive cash flow. Greg will give you the specifics, but there are six priorities in mobile devices on which we’re working.
One, we’re accelerating the implementation of our new Linux/Java software platform and multisource silicon chip set designs. We started shipping Linux/Java products this quarter. We expect more in the second half of 2007 and lots more in 2008. And 3G products are expected in 2008 with a newer lower-cost silicon-based architecture.
Second, more 3G products. We announced new ones during the quarter. We introduced the KRZR K-3 over in Europe; 3G Qs, which will start shipping shortly; the new Z8 slider and others. There is more to come this quarter and certainly in the second half of this year. It does take time to launch worldwide with operator branded devices, but we will get this done.
Turning to low-tier, we are announcing new low tier cost-effective products like our new W-series and are putting in place new low-cost designs for this market. As I said earlier in March, we are also picking our growth geographies, markets and segments more carefully than before, and Greg will talk more about that in a few minutes.
Fourth, cost reductions in MDB are underway and there is more to do with mobile devices. Tom will provide more details on that.

Five, we’re rationalizing our distribution and indirect channels with our direct channel. We need to reduce conflict and channel overlap and provide a more stable basis for monitoring pricing structure in the market. We made some good progress in the quarter. We need every product in every price tier in every geography to make money.
And last, we are moving aggressively to simplify the business through common software platforms, reducing the number of products, driving customer managed inventory processes and going back to simplified unified marketing messages worldwide. Bottom-line we remained committed to growing market share profitably in our mobile device business.
The new management team there gets it, and it’s all about sustained profitability.
Before I turn it over to Tom, I would like to say a few words about a number of things that went well during the quarter. Connected Home had a terrific quarter with revenue up 32% year-over-year. They continue to outperform their competition in terms of sales growth and are leaders in cable and wireline video technology. Connected Home shipped its one-millionth IPTV set-top box during Q1.
Networks & Enterprise also had a good quarter, growing 20% year-over-year with strong results in the public safety and enterprise mobility segments. We are now recognized as one of the leaders, if not the leader, in broadband wireless, including WiMAX end-to-end technologies.
We also completed four very important acquisitions — Good, Symbol, Netopia and Tut Systems, all with great people and great intellectual property.
Our patent portfolio, which is a good indicator of the Company’s intellectual assets, continues to improve. During 2006 Motorola filed over 1500 patent applications and was awarded over 650 patents. In addition, the companies that Motorola recently acquired own about 1,500 granted patents. This is a very important benchmark and underscores how important our strong balance sheet is to our future.
And this quarter we continued our ongoing efforts to return capital to shareholders. We accelerated $2 billion of our share repurchase program. In less than two years, we have repurchased approximately $7.1 billion of our common stock within our total authorization of $11.5 billion.
We have also strengthened our management team. Tom as CFO and Greg as CEO are important additions to my organization. And together we have upgraded our talent in marketing, sales and product development in mobile devices.
In summary, there is much to do, especially in Mobile Devices, but we’re committed to getting it done. We have great people, a powerful brand, strong intellectual property, a good balance sheet and a great strategy around seamless mobility. We’re number one in public safety, number one in enterprise mobility, number one in wireline and cable video, number one in emerging broadband, wireless and WiMAX and number two in Mobile Devices. Over time there is no reason why we cannot return to historical levels of double-digit OE company-wide. We will maintain a strong framework around innovation, operational discipline and execution.
Now here is Tom to take you through the financials.
Tom Meredith - Motorola Inc. — CFO
Thanks, Ed. We understand the issues at hand, and we will be addressing them head on. So let’s start with the quarterly results and then our plan to improve cash flow and profitability, and then we will move to our outlook for the second quarter and the full year.
In the first quarter, revenue was $9.4 billion, and on a GAAP basis, we had a net loss from continuing operations of $0.09 per share, including charges of $0.11 per share of highlighted items. Excluding these items, our Q1 earnings from continuing operations were $0.02 per share. As a reminder, stock compensation expense is included in both the current and prior year EPS results and is no longer a highlighted item.
Just to touch on the items called out in the press release, which totaled $0.11, first I would call your attention to the acquisition-related charges and in-process R&D expenses which totaled $0.06 per share. Second was a charge of approximately $0.03 per share related to the Telsim securities case settlement, which was a case that having been settled relieves the Corporation of a major liability. And finally was a business reorganization charge of approximately $0.02 per share related to the previously announced workforce reduction.

Operating cash flow was impacted by profitability, and our cash conversion cycle was at 55 days. We do intend to drive significant improvements in these areas going forward. We ended the quarter with net cash of approximately $4.6 billion. The decrease in our net cash from year-end is primarily due to approximately $4.1 billion in acquisitions and approximately $2.4 billion of cash used to repurchase shares.
With respect to our stock repurchase program, in the first quarter, we increased the current program by $3 billion to a total of $7.5 billion. We accelerated the repurchase, as Ed said, of $2 billion of stock during the quarter. In total, we purchased 121 million shares, and we now have retired 334 million shares. Approximately $7.1 billion of our $11.5 billion in authorizations has been completed. The increase we announced in March reflects our assessment of current and future cash flows, the dynamics of our industry and input from our shareholders. We believe we have the right buyback program in place. It makes sense for our Company at this time.
Most importantly, we also believe we have the right process in place to continuously review and make decisions upon our capital structure to ensure the long-term success of the Company and appropriate returns of capital to our shareholders.
Now let’s talk about our plans to make significant enhancements to our cash flow and profitability. It starts with our cost savings initiative. In January we announced a $400 million savings program, which included a 3,500 person headcount reduction, realization of cost synergies from our acquisitions and site rationalizations. The charges for the reduction in force will be completed by the end of the second quarter. We expect to have 18% fewer sites by the end of the year versus what we have today, and lastly, we are starting to realize cost savings from our acquisitions.
It is important to note that Ed, Greg and I are determined to reduce costs. We know what we have announced is not enough. We plan to give you an update by June 1 regarding these additional actions. I want to be very clear — these actions will be all about improving our cash flow from operations and profitability. At the same time, rest assured we will prioritize investments for sustainable growth. So stay tuned.
Moving onto guidance, our second-quarter outlook for sales is essentially flat with the first quarter. Just to provide a little more color on our segments, I want to reiterate what we said in March. And that is, in the second quarter, it will be another difficult quarter for Mobile Devices. I want to add, though, that we expect the operating loss to narrow a bit. In N&E we’re forecasting revenue to be up slightly compared to the first quarter. In Connected Home we’re expecting to have another strong quarter with revenue approximately flat with our first quarter. Earnings per share are expected to be in the range of $0.02 to $0.03 per share. This outlook excludes any reorganization of business charges associated with our operating expense reduction initiatives, as well as any items of the variety called out in our quarterly earnings release.
For the full year, we expect to see gradual quarterly improvements in both sales and operating margin in the second half. We expect to be profitable and to generate positive operating cash flow. In Mobile Devices we expect a gradual recovery in the second half and to be profitable for the full year.
For Networks & Enterprise, we expect mid-teen annual sales growth and double-digit operating margins. For Connected Home we expect sales to exceed market growth and operating margins to increase compared to the full-year 2006. In this regard, for the full year, there are no changes to the projections we gave you in January for stock compensation expense, amortization of intangibles, depreciation or effective tax rate. Interest income is now expected to be approximately $80 million. We still plan to refinance current maturities of our long-term debt later in the year.
Now Greg will take you through the Company operations.
Greg Brown - Motorola Inc. — President & COO
Thanks, Tom. So, as Ed and Tom have discussed and we have said consistently, no doubt Q1 was challenging for Mobile Devices. To help get the business back on track, we announced a number of changes to the management team during the quarter. In particular, for several weeks now we have had Ray Roman and Terry Vega serving as leaders of Mobile Devices. Ed, Tom and I are working very closely with the new leadership team. And on that point, I want to be very clear. We have changed the management team, we have changed the tactical direction, and we are instilling a culture of accountability. We are working to redirect the business and deliver steady improvements. As we take a closer look at the segments results for Q1, I will take you through the numbers, and then I will share some of the actions we’re taking to return Mobile Devices to the profitable growth that you have come to expect.
So let’s begin with Mobile Devices. And I want to point out that these results are consistent with the advisory that we issued on March 21. These numbers reflect our decision to adopt a more disciplined approach to pricing and stop chasing market share for the sake of market share. As a result, we have stabilized ASP performance, which was essentially flat sequentially. We had strong results in North America and Latin America, and we did expand the product portfolio with new and compelling products. So it is important that I reflect on the products because I think it is critical we maintain Motorola’s edge on design and product introduction.
So it is in that context that we began shipping eight new devices during the quarter — three mass-market devices and one mid-tier device for GSM, three new CDMA designs and one new addition for UMTS. For GSM we expanded our W-series of value-priced feature-rich devices with the global launch of the W370, W205, W215 for the mass-market, and we added the W510 for the mid-tier. These designs offer compelling wireless communication experiences, and we expect them to help strengthen our position in markets worldwide, particularly in the world’s rapidly developing economies.
For CDMA in the W-series, we added the W355 mass-market design. Also for CDMA, we launched a new spin on the classic Star Tac 3 for consumers in Korea. And in the US, we launched the feature-packed experience-rich and ultrafast 3G RAZR for CDMA/EV-DO networks.
Turning to consumers who are seeking all the benefits that UMTS has to offer, we added an important device to our UMTS offerings with the KRZR K3, which delivers elegant style and a compelling suite of data-driven experiences from music and video to imaging, gaming and more.
So I also want to remind everyone that we announced 18 new products during the quarter. We started the year with CES where we unveiled MOTOMING for GSM/EDGE, a quad-band touchscreen powerhouse that builds on the success of MING in Asia. Also, at CES we showcased MOTOROKR E6, our quad-band touchscreen device for GSM/EDGE, that delivers a great mobile music experience. And there is much more. But, in the interest of time, I will just call out some of our newly announced products that blend rich experiences and compelling design. MOTORIZR Z8, our innovative kick slider design for HSDPA, that became the star of the headlines at 3GSM World Congress in Barcelona. MOTOROKR Z6, our newest music-enabled slider for CDMA/EV-DO networks. MOTO Q gsm, the highly anticipated quad-band Q for GSM/EDGE, and MOTO Q 9h, our first messaging and data device for HSDPA.
But, as Ed made clear in his opening comments, we must deliver more than just great-looking devices, and we have identified key elements to drive progress at Mobile Devices now. First, we are working to reduce legacy hardware and software platforms as we transition to our three core operating systems — AJAR for the mass-market and low tier, Linux/Java for mid- and high-tier devices and Microsoft Good for smart phones. Additionally we’re driving further efficiencies by leveraging our multisource, multitier silicon strategy. Second, we’re expanding our UMTS lineup with compelling new designs and rich experiences. Third, we have announced and started shipping several new feature-rich designs from our W-series platform for the mass-market and mid-tier. Fourth, we have identified opportunities to further reduce operating costs and eliminate redundancies within the business. And fifth, we have identified and begun to eliminate conflicts and overlaps in our distribution system to ensure pricing and supply stability for finished goods in the markets we serve.
So, as we wrap up a review of Mobile Devices, I want to emphasize that we will get Mobile Devices back on track to a level of performance that you have come to count on and expect. As Tom said, Q2 will be a difficult quarter for Mobile Devices, but we do expect the operating loss to improve slightly.
And finally, I will repeat what Tom said a few minutes ago, we do expect Mobile Devices to be profitable for the full year.
So now let’s turn our attention for a minute or two to Networks & Enterprise. Looking at the specific results, sales are up approximately 20% year-over-year, driven by our enterprise business and the government and public safety market. As we anticipated, those increases were partially offset by continuing softness in our carrier networks business, principally 2G GSM and iDEN in the US. Excluding acquisition and restructuring-related costs, our year-over-year operating earnings were up due to increased sales volume. However, operating margin, while still double-digit declined year-over-year, primarily due to continued GSM infrastructure pricing pressure and a decline in volume for iDEN. Government and public safety had a record quarter in sales and operating earnings, driven by continued strength in our state and local business in the US, as well as in international markets.
Our enterprise mobility business exceeded our expectations in sales, operating earnings and margin, and overall the integration of Symbol, the second largest acquisition in Motorola’s history, is tracking to our expectations.
Let’s take a quick look at highlights from other different areas within Networks & Enterprise. First, our government and public safety business continues to be an excellent performer. Coming off our best year ever in this business, we continued to see strong results in Q1 around the world, including growth in the Americas and the EMEA. We had some large wins this quarter, including a substantial contract with Riverside County, California to provide a new voice and data system that includes MESH networking. We continue to demonstrate our leadership with the employments of our innovative technologies. This included installation of a MESH network in the city of Kissimmee, Florida, which is being used by government agencies and to provide public wireline access.
In Los Angeles we are proud to be working with the city and the LAPD to install a wireless network with MESH networking and video surveillance system.
And finally, I wanted to mention our participation last month in FOSE, which is the abbreviation for the largest government tradeshow, which is held in Washington, D.C. At the show we introduced two new fully rugged, wireless-enabled mobile computers — the ML 910 rugged notebook and the MV 810 mobile workstation. The ML 910 was honored with a Best of FOSE Award in the Notebook Category.
Moving onto enterprise, this quarter we launched our enterprise mobility business upon completion of the Symbol acquisition. We are beginning to realize the cost synergies we expected in areas like procurement and real estate, and we are making good progress in integrating the two organizations. This is the most notable in the sales organization where we are progressing well in aligning our enterprise and government sales teams and distribution channels. It was a great first quarter.
We introduced new products, perhaps the most important of which was the first version of a new type of dual-mode enterprise digital assistant called the MC35. It combines advanced GSM voice and data capabilities, including Wi-Fi and Bluetooth, built-in GPS with laptop functionality, a camera and a bar-code reader. The MC35 joins the durable MC50 and rugged MC70 as the third device in Motorola’s family of enterprise digital assistants. This is a great device that complements the Q very well, and it is getting positive reviews from the media, industry analysts and customers.
Just last week, we named Kathy Paladino the new leader of our enterprise mobility business. Kathy was a member of the senior management team at Symbol. She is a terrific leader and has a great team of senior executives working with her in engineering with Boris Metlitsky, product management, supply chain services and the support functions. Working together, they will ensure we execute on our integration objectives and timelines and continue to grow this business. And I will be heading out to Holtsville, Long Island later today.
Turning to our public carrier 2G/3G business, I talked earlier about the challenges we face in this space. However, we did make progress. We announced four new 2G/3G contracts during Q1, including UMTS contracts and a GSM expansion contract with Celtel Nigeria. In addition, we’ve extended our CDMA supply contract with Sprint Nextel, and we signed a CDMA network expansion agreement with KDDI. We also announced a new universal base station for our CDMA customers.
Our iDEN business has declined in the US as we have previously communicated, but strong iDEN growth continues in international markets.
Let’s turn to WiMAX. It is the key component of our MOTOwi4 family of wireless broadband technologies. WiMAX is bringing us new customers. The trials and contracts we have in this space cut across wireline and wireless carriers as well as new entrants. As of today, we are participating in 25 trials globally, and we have signed nine contracts. This quarter we announced a contract to deploy the first WiMAX network in Chile, and we announced trials in Brazil and the Netherlands.
At the end of the quarter, Sprint Nextel announced that it was awarding us five additional markets for WiMAX infrastructure buildout, mainly in Minneapolis, Kansas City, Indianapolis, Detroit and Grand Rapids, Michigan. This is in addition to our current Chicago deployment. We remain as excited as ever about WiMAX’s potential for our customers and our business.
So looking out through 2007, we expect Networks & Enterprise to continue to deliver strong and solid results. We are expanding our position in our government and public safety business by introducing new innovative IP-based voice and data solutions. We expect to continue building that momentum by investing to grow wireless broadband with WiMAX leading the way, and at the same time, we will manage our 2G and 3G investments appropriately.
With our acquisition of Symbol technologies, we have created category leadership in enterprise mobility, and we will seize the growth opportunities across our portfolio and channels.
Now let’s turn to our Connected Home Solutions business. The Connected Home Solutions business delivered an extraordinary and exceptional quarter, and congratulations to Dan Maloney and the entire worldwide team. During the quarter we crossed a significant milestone with more than $1 billion in sales, which is a 42% growth year-over-year versus Q1 of ‘06. Outstanding!

Operating margin was 10.9%, reflecting the continuing strong earnings result that we delivered last year. During Q1 we shipped nearly 5 million digital entertainment devices, including cable and IP set-tops. An overall record quarter.
Specifically for IP set-tops, shipments increased more than 100% versus last year, and we reached the 1 million IP set-top shipment milestone. We remain the leader in this critical emerging video market. Following the close of the quarter, we began shipping digital cable host products to US operators in support of the July 2007 set-top separable security mandated by the FCC. Voice and data modem shipments continue strong, reaching 2.6 million units, and still number one in cable modems, our voice shipments were just shy of 1 million units, reprimanding 50% growth versus last year. With the addition of a robust DSL portfolio, we are well positioned to increase our share of the market in voice and data globally.
We have been investing in the connected home, the hub of seamless mobility. Motorola’s new on-demand solutions business, formally Broadbus, marked significant gain in the video on-demand market, achieving a significant milestone of 500,000 video streams shipped in three years, which is a fantastic accomplishment.
And finally, we continue to add to the intellectual property in Connected Home by recently closing two new acquisitions during the quarter — Netopia, which brings us a robust portfolio of DSL gateways, network management for the IP triple-play solutions, and operators around the world are interested in the Motorola offering as a result of this acquisition. Tut Systems, which expand our ability to help service providers deploy advanced video services over IP, ATM or RF-based network architectures.
Our strategy for Connected Home Solutions is clear, straightforward and delivering outstanding results today. We are delivering our leadership position and leveraging that. We are delivering innovative end-to-end solutions, and we are enabling new experiences that will define the home as the hub of seamless mobility. And with that summary of the operations, I will now turn it back over to Dean.
Dean Lindroth - Motorola Inc. — VP, IR
Thank you, Greg. Before we begin taking questions, I would just like to remind callers to limit themselves to one question so that we can accommodate as many participants as possible. Operator, if you can now provide our callers with the instructions on how to ask a question.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Scott Coleman, Morgan Stanley.
Scott Coleman - Morgan Stanley — Analyst
I am wondering if you could just help us understand what contribution Symbol made to the Networks & Enterprise business this quarter? And then I actually have a question more broadly on handsets, which is some of the areas that you outlined in terms of moving reduced legacy platforms and moving to three operating systems, a multi-tiered silicon strategy. A lot of these items I think were probably in place before business started to struggle late last year. So are you really talking about accelerating those endeavors? I’m wondering if you can quantify the impact you think these might have on the handset business? How should we track the progress you are making?
Tom Meredith - Motorola Inc. — CFO
What I would like to do is have Greg handle the question on the Symbol acquisition and have Ed turn in his view on the acceleration of the platform.

Greg Brown - Motorola Inc. — President & COO
So, Scott, on Symbol, as I mentioned, the integration, by the way, is tracking exactly to our expectations. It was a strong contributor to Q1 results for Networks & Enterprise. It has gone really, really well both on revenue and earnings contribution, and we would expect that to continue for the balance of 2007.
Ed Zander - Motorola Inc. — Chairman & CEO
Scott, I think you’re right on. We have been talking about some of these platforms for several years actually. One of the problems over there has been we just haven’t moved with a sense of urgency and priorities. I think the lack of focus on the realities of 3G, while they were known, were not executed, and that is the reason we made some of the changes over there. And the second thing is putting a stake in the ground around when we are going to get Linux/Java out so we can do multi-platforms.
This was one of our concerns way back in 2004, 2005 that we had to make both our architecture and an operating system transition, and I think some of the delays and lagging and procrastination on some of these things had begun to hurt us back in Q4 and now, of course, this year. So I think what Terry has done over there with Greg has now really lit the fire. Rich Nottenburg is playing a role in the silicon strategy to get us the multi-source silicon in place. We should have been there, and frankly, on Linux/Java we should also be converting much faster, which you are going to start seeing this year. So yes, we are reprioritizing our investments and putting a bigger focus on — if you don’t have that silicon and you cannot get that Linux/Java capability into the marketplace, it is very hard to deliver the high-end compelling experiences and 3G roadmap that we need to compete in the marketplace.
Operator
Phil Cusick, Bear Stearns.
Phil Cusick - Bear Stearns — Analyst
I wonder if we could talk a little bit about handsets. The 500 basis-point or so drop quarter to quarter in share I think is — certainly a big part of that was an inventory drawdown. So I wonder if we could talk about one, what regions were weaker around the world? You said North America and Central America were strong. But also how far down do you think the inventory is drawn, and what do you think maybe sellout share might have been rather than the 17.5% sell-in? Thanks.
Greg Brown - Motorola Inc. — President & COO
So, from a global perspective, North America and Latin America had solid results. We were challenged in the emerging markets and Europe and parts of Asia as well. Having said that, as we have referenced, we decided to take proactive action on channel rationalization and pricing actions within Q1. That led to, as we previously referenced, inventory levels that were slightly elevated within the quarter, and we will continue to work aggressively in collaboration with our customers to work that down in Q2.
Phil Cusick - Bear Stearns — Analyst
So when we heard from you a month ago, it sounded like there’s still a couple of months of inventory overhang in the channel. Do you feel like that has drawn down at this point, or is there still a few months to go?
Greg Brown - Motorola Inc. — President & COO
Yes, we’re making progress, and we will work it through and continue progress in Q2.
Ed Zander - Motorola Inc. — Chairman & CEO
I want to also caution that, as in some geographies with some channel partners, there are areas like here in the United States, certainly Latin America that are doing quite well, that have good levels of inventory with our partners. I think by now you know it’s mostly the growth markets, the emerging markets throughout the world, not just Southeast Asia, where we exhibited a lot of those challenges. We are working it down, and I expect a lot of it to be cleared by this quarter. It impacted into our business. So we’re making good progress there, but it does take time. And that is what I talked about in terms of rationalizing our indirect and our direct businesses. And I think what Ray is doing with his team is putting in the right kind of contracts and the right kind of discipline with our great distribution partners so that we can effectively return to the kind of direct/indirect balance that we have had in years past.
Operator
Tal Liani, Merrill Lynch.
Tal Liani - Merrill Lynch — Analyst
A question about headsets again. The next quarter margin is probably related to the portfolio you have today. The question I have is, for the second half, is the margin recovery totally depending on your new portfolio, the success of the new portfolio, or is there anything you are doing or planning to do that will bring the margins higher to the levels of sort of 4 to 5%? So if we look at this sustainable margin level, assuming you have — you don’t replicate maybe the success of the RAZR, but you have decent success with any new handset, what is the sustainable margin level that we say, okay, the Company should be able at least to go back to this level even if there is only moderate success for the new handsets?
Greg Brown - Motorola Inc. — President & COO
Yes, so I think that our improvements in Mobile Devices are kind of — have multi-elements. Some are dependent on new product launches, which I think we have gauged pretty well and is reflected in the guidance we have given. We referenced the fact that we had 18 new products already announced and to get them into the shippable category and begin to get traction with our variety of carrier and retail customers obviously has continued importance, and we will work diligently on that.
I think also you will see us take a more discipline pricing set of actions that should drive improved profitability and stabilize margins. But there is other elements within our control, not just banking on, if you will, new products, and that is aggressive cost management. And as we have all referenced pretty consistently, we are attacking organizational duplication. We are going to aggressively continue to work on the supply chain side on cost of goods efficiencies. But we are also looking at below gross margin opportunities, so we get the kind of necessary requisite improvement in earnings and operating cash flow to move our business forward and grow it accordingly.
I think you will also see, quite frankly, some rejuvenated target marketing opportunities. I think for awhile Motorola was quite good and effective on certain segment and product marketing and overall marketing that elevated our brand. For awhile I think we got away from that, and you will see us regenerate that in a targeted way, geared around toward higher margin products where we think we can differentiate and succeed. So stay tuned on the marketing front as well.
Operator
Mike Ounjian, Credit Suisse.
Mike Ounjian - Credit Suisse — Analyst
First, just a clarification on the channel inventory situation. You talked about taking actions to improve those levels. I just wanted to find out, is there any kind of rebating or price protection for the distributors that is required? If so, should we expect to have seen that in the Q1 results, or is that part of the Q2 guidance? And then more broadly, how should we expect the benefits from some of these cost reduction initiatives to flow through the financials over the course of the year? Are you seeing any of that in Q2, or is that really all in the second half?
Greg Brown - Motorola Inc. — President & COO
So I think, just to take the second part first, the operating cost efficiencies that we will drive and we have started to take action on in Q1 and specifically in Mobile Devices, Ray Roman and Terry Vega and us will continue to accelerate, yes, I think you will see that get increased traction, which is reflected in the gradual second half recovery in Mobile Devices, which puts us in a position where we expect to be profitable for the overall year.
In terms of the channels, you are right. We’re continuing to work with our distribution partners and customers closely to get those at more reasonable levels. And, as Ed has already referenced, we expect to make significant progress in that in Q2.
Operator
Jeff Kvval, Lehman Brothers.
Jeff Kvaal - Lehman Brothers — Analyst
I was wondering if you would not mind commenting a little bit about the stability in ASPs that you generated this quarter and perhaps which of the product lines that you’re thinking about streamlining over the course of 2007? Thanks very much.
Ed Zander - Motorola Inc. — Chairman & CEO
Well, I think it was — again, you take small signs of progress. But we have had the kind of management direction there in the second half of the year, a constant desire to grow market share, even if it meant sacrificing gross margin percentage and ASPs, and that was reversed in February. And what our direction was and Ray’s direction to the field was to put in place pricing architecture and deal flow that would start to stabilize gross margin percentage and ASPs and we did.
Now we have got to continue to do that. In fact, we have got to continue to grow it if we can. (inaudible) to the last question, it is all about new products, and it is all about gross margin. We are going to focus on below the line, but I’m focusing on my time working with Terry, in fact, on gross margin and above the line in getting the products out there at the right price points to sell into the marketplace. So it is about gross margin.
What was the second question?
Jeff Kvaal - Lehman Brothers — Analyst
I was just wondering about which phones in particular you were thinking about streamlining?
Ed Zander - Motorola Inc. — Chairman & CEO
Oh, streamlining. I think we’re looking at the entire portfolio. I don’t know whether we announced them or not. We have got some products on some architectures that are not producing. As I said earlier, I want every product we sell to make money in every geography. I mean there’s no if’s, and’s or but’s about that.
So we are trimming the portfolio. We have EOLed some products that, frankly, we should have done awhile ago. We are trimming some of the designs. I think we have, for example, today — I really do. It is hard to do this when you have the kind of performance, but I believe we have the best GSM/EDGE iconic-looking feature phone product line in the industry. I sit in front sometimes and look at the RAZR lineups, the new 3G RAZRs that are at Cingular right now and other places. I look at the KRZR products, the new 3G one we just introduced. We have great mid-range products. The problem is, as we said earlier, they are being squeezed by the high-end, which is 3G and multimedia, and of course, the low-end, you need cost structure.
So we need to trim in some areas of our portfolio. We have too many price products in the same price points doing the same things, and we have to put that engineering resource onto the areas that we’re right now I think not as competitive, which I said earlier is turning out. ROKR is our first really, really good music product, which you will be seeing very shortly. We have this video product that we introduced in Europe with this kick slider. We need that. That is where you get the incremental profits and margins. We need more rich experience products. We need more 3G products. And at the low-end, if we are going to introduce products like MOTOFONE or the W-series, we’ve got to make money on them, and that is what we are focusing on there.

So what we’re doing is redirecting the portfolio, watching more investments on P2K, which is the old software platform; moving to Linux/Java as fast as we can. A lot of work because we spent a lot of money in R&D in Mobile Devices, but we have got to get more profit out of that R&D. The bottom line is the R&D in Mobile Devices has to start delivering the profitability that we are spending; otherwise, we have to think about that R&D expense. So that is what is going on every day up in Libertyville and around the world with Terry and her team, and Greg and I are participating also in the stuff.
Operator
Maynard Um, UBS.
Maynard Um - UBS — Analyst
A quick question on cash flow. Obviously Mobile Devices will be a key part of your cash flow in getting to the positive operating cash flow for the year, but on the balance sheet, specifically for — the DSOs in the quarter were higher; inventory turns were lower. Can you just talk about what your target DSOs and inventory turns are implied in your cash flow guidance for the year? And then if you could, just a clarification on the charges by the various segments. Thanks.
Tom Meredith - Motorola Inc. — CFO
I’m sorry. I missed your first name. This is Tom Meredith. Maynard, the cash conversion cycle is something that I think our company is now extremely focused on. And, as you know, that is just arithmetically the sum of your inventories and receivables minus your payables. Our cash conversion cycle for the quarter was 55 days, as I mentioned on the talking points. I think it is frankly unsatisfactory, and we are going to drive significant changes. I’m not going to give you a target right now, but you will hear more about this whole subject in the coming months, and no doubt by the time we make the additional announcements before June 1 on cost reductions.
But if you looked at my background, you will know that I am a person who is very focused on following the money, and I think I have a pretty established record on what that means. We will drive the Company through Greg’s and Ed’s adoption and embracement of cash flow, which they have been focused on previously. But we’ve had some missteps in recent quarters, and we are going to fix those.
Charges by segment. I would say, why don’t you follow-up with Dean and [Lori] after the call?
Operator
Todd Koffman, Raymond James.
Todd Koffman - Raymond James — Analyst
You have talked the last couple months about some adjustments in your silicon suppliers. What is the timing of those adjustments as you move into some alternate silicon suppliers?
Ed Zander - Motorola Inc. — Chairman & CEO
I think you will see, it is mostly a — well, first of all, we use multiple silicon today, but the kinds of things we need to do is to have a multisourced silicon strategy across many of our tiers so that like in the case we are in right now, which is our problem is the ability not to have a lower-cost 3G solution with our current chipset supplier. We have got to get out of that, and that is the thing we are moving toward. It is probably a 2008. Obviously we’re trying to understand whether it is early 2008 or mid 2008, but somewhere in that range. So we are firing away right now in designs as we speak. And looking not only in one spot but in a couple of spots.
So the goal here is across all of our tiers, and we have a mass-market tier. We have a feature phone tier. We have the multimedia tier, and we have the messaging tier is to have silicon suppliers with an architecture. The thing that we really need to have right now is a platform as opposed to a product architecture. With a platform architecture, I can move way quicker on substituting silicon vendors if a silicon does not meet pricing technology points now and then too technical.
But what Rich and Terry’s team have been doing is actually designing this, what I call platform architecture that will give us much more flexibility in selecting silicon suppliers. So we are in design right now. As you know, sometimes these new things do take six to nine months to get one of these products out here, but we’re looking certainly in 2008. It does not mean — by the way, I don’t want — we are not going to have 3G products here in 2007. We’re not going to bunch out right now. We have got more in the second half. I think you’re going to like some of them. But to give us the pricing tiers that we need, we need to do that.
The other thing we are doing is getting suppliers that are best-in-class for everything from RF, baseband and application process. We have been very limited with the architecture of who we can select. With this new architecture now, not only do we get processor, but we get the application processor and RF capability and baseband capability among different suppliers.
So I’m really, really excited about what Rich and his team have done for 2008. Obviously I wish in 2007 that we had these products in the marketplace. So we have got to tough it out this year with what we have, and we will — and we’re doing cost reductions using supply chain and using just better holding our pricing on 3G. And we do have a portfolio of that. We are getting music, we are going to get video, but 2008 is when we really can explode with a multiplatform design here that really spans a bigger range of pricing and performance.
Operator
Mark Sue, RBC Capital Markets.
Mark Sue - RBC Capital Markets — Analyst
Ed, just on your pricing strategy, should we read into your comments that ASPs will hold from here on forth if not improve? And I ask it since it is still a consumer market and carriers are still trying to drive prices lower, and I’m sure there is a floor in terms of acceptable market share, and what is that floor?
Ed Zander - Motorola Inc. — Chairman & CEO
Well. Great questions and I have been — my forecasting has not been very good lately at least in the last certainly one or two quarters in this space. All I can tell you is what we are focusing on. And I think the focus in that organization right or wrong in the last half of 2006 was on market share at all costs, and that was in retrospect the big, I think, error in judgment. We fixed that. So it’s not that we don’t want American share. I love market share, always have, but you have got to make money in what you do. And what we are driving right now and what Ray and Terry and Greg and myself and Tom is, we have got to make money.
It does not mean you don’t drive market share. We’re in India. We’re in Vietnam, and we are in all these countries. It is just that you have got to pick the spots and you have got to pick the products, and you have got to pick your areas of entry in these areas.
So ASP is a good indicator. We’re looking at it a lot harder. We’re driving it. I cannot tell you what this quarter, next quarter is going to be, other than it is a big focus item for us as is gross margin percentage.
And the second question was market share. Hard one to call because of where we are at in terms of what our focus is. It does not mean that we — we are having reviews, in fact, this week on [GO’s], and we look at every geography and looking at their market share growth versus competition. It is something you have to keep in front of you. But having said that, sacrificing a percentage or two in a certain area to gain back the foothold of financial strength in that geography, the problem is not the growth markets. It is not just about products; it is about investments. And I think perhaps the error in judgment back in Q4 was that we could drive low priced products and low cost products together with all the investments. Because if you’re going to go into India or you are going to go in Vietnam and you are going into Nigeria, you’ve got to open up retail. You’ve got to make the marketing and brand investments. So it is below the line costs, as well as top-of-the-line costs. So you need the products that give you the profitability if you’re going to measure a country P&L. I think you know where I am going here.
So we’re looking at the country P&L, how much marketing dollars, how much retail dollars, what have you got to go do? And we’ve got to be more selective in picking our spots. We’re still after number one, but I think you need a better strategy going after everyone and just throwing a lot of products out there, cutting prices and putting distributors in business, which I think was some of the implementation that went on there. And we’re just fixing it. It will take us sometimes. It may hurt a little bit in terms of market share, but I think when we look back, this is going to be a real defining moment for us in terms of driving a business here that has long-term profitability and long-term growth. That is what we did in 2004 and 2005. I think it got a little bit out of control in the middle part of 2006. So that is it. That is where we are driving.
Operator
Ehud Gelblum, JPMorgan.
Ehud Gelblum - JPMorgan — Analyst
As you look back over the last couple of years, you certainly were increasing each quarter the number of handset units that you were shipping. I would imagine, as you were doing that, you were having to go further out in terms of reserving capacity both with component suppliers, as well as with manufacturing capacity and stuff like that. How much — and I am assuming now that you shipped 45, 46 million handsets for this quarter — that you had to absorb a lot of prereserved capacity that was not used. I am wondering how much of the minus 4% operating margin this quarter was due to absorbing capacity that was not used because of your new plans in terms of pricing and how many quarters out does that go?
And then when I look before we recover some of that prereserve capacity, and then when I look at your guidance, Greg, backing into Mobile Devices guidance, total guidance is flat, Connected Home is flat and networks is up, implying that Mobile Devices is sort of flattish to downish. Handset markets generally grow 3 to 5% in the second quarter, which means that if you are maintaining share, you should be — from your 17.5%, you should sort of grow volume a little bit so your ASPs should follow. Is that the right way to look at what you kind of baked into your numbers, or do you think ASPs kind of next quarter in terms of how you’re looking at it just stay roughly the same and perhaps use a little bit of market share in Q2?
Ed Zander - Motorola Inc. — Chairman & CEO
I’m sorry. (multiple speakers). What was the first part? I have got you. (multiple speakers). I have got you. That was a good question. I did talk to Stu. One of the best kept secrets, and it’s hard to see sometimes, but you saw it the last couple of years is the phenomenal work Stu Reed has done in his organization and supply chain.
One of the things we moved away from in the first year of 2004 was just to have a bunch of suppliers versus a bunch of strategic partners, and I think what you are seeing or what Stu is working with is that our partners that supply us the key products are working with us through this transition and downturn.
So I’m not sure I can relate to that or whether there was any of that. We have given some of these suppliers who have benefited from the 2005 and 2006 growth are underspending in 2007, and they are staying with us and working with us on what we have got to go do. Good question, though, and I will have — the team will be here — Dean, maybe talk to Stu on that if there is anything in that area. I have not heard anything in that, other than they understand we’re number two. They understand we still have considerable volume here, and if you believe our story, we will be back in the not too distant future. So we work with them on these downturns as well as upturns. So maybe we will follow-up on that, but Greg, what was the last —?
Greg Brown - Motorola Inc. — President & COO
Yes, on the guidance, as you kind of done your back of the envelope, let me just reiterate, let’s kind of take it by segment. You’re right. Connected Home coming off of a record Q1, I think it’s only the second $1 billion plus quarter they have ever had, and Dan’s team is just cooking on all cylinders. So commensurately with that, Q2 you’re right, we’re planning on still a very strong quarter but sequentially generally in line with Q1.
For Networks & Enterprise and consistent with what we have said before, we have got the cellular infrastructure piece of Networks & Enterprise specifically more GSM pricing and margin pressure as we have communicated declining. And iDEN in the US declining, that is offset by growth in public safety and Symbol or now enterprise mobility. So when you net all those components together, we do see revenue in Networks & Enterprise in Q2 up slightly.

With Q2 in Mobile Devices, consistent with what we have said and where we are for all the reasons described, you’re right. It is going to be another difficult quarter in Q2. It is good news at least that ASP is stabilized, which reverses the decline of ASPs I think for the last six plus quarters in Mobile Devices. But yes, we’re looking to stabilize ASPs, and we’re all about looking at — Tom and I and the team and Ed — about increasing gross margin and improving operating earnings between now and the end of the year and the second half.
Ehud Gelblum - JPMorgan — Analyst
But if the market grows, then you will be losing share in the second quarter (inaudible)?
Ed Zander - Motorola Inc. — Chairman & CEO
I think you could certainly work the math. I think it is April 15. I think — look, what we need to do is get our legs back on the ground in that division and start executing to numbers that they can deliver. There’s a lot of stuff happening between now and June 30. We’re shipping new products as we speak. We have just got to go with this plan and basically deliver on what we say we’re going to go do, and hopefully some of these new products start taking hold. So right now it is very early in the quarter, and this is what we see, and some of these new products are shipping here. So that is the best we can give you at this time.
Operator
Brandt Thompson, Goldman Sachs.
Brandt Thompson - Goldman Sachs — Analyst
I was wondering if you can give us a little more color on some of that ASP trend. You talked about kind of in February being able to turn it and get stabilized ASPs for the quarter. As you look throughout the year, you’re going to be ramping more 3G phones. You are going to be picking your spots as you said in emerging markets. I would think that would suggest that your ASPs actually could move up throughout the year. Is there any color you could give us around just the mix of your overall business that would — kind of where it is now or where you might expect it to be that could give us a flavor for how that might play out?
Greg Brown - Motorola Inc. — President & COO
I think your logic is right. So, as we have talked about, we took proactively pricing actions which stabilized ASPs. Having said that, we talked about new products we have announced and that we’re shipping and we will get traction between now and the end of the year. We have also talked about not just focusing on cool stuff and iconic designs, but marrying that with silicon software and rich experiences that take us up the value chain so we can extract higher prices and margin, and clearly that is our directional goal. So that is what we’re trying to do between now and the end of the year and in ‘08.
Ed Zander - Motorola Inc. — Chairman & CEO
Yes, I think you said it. If you look at the profit pools of the world in this business, we know where they are. And Europe represents a profit pool, and it is 3G, and of that 3G, there is some part of that that is these richer experiences. We need to be there.
In US we’re doing quite well, but still you can hear — you can take some of the GSM customers. They are moving to 3G and subsidizing 3G heavily into their networks. A lot of 3G operators now need to get 3G products in. Even if the user does not experience 3G, it is about the network efficiency and what they do with their 3G networks. That is where the subsidies are going, and in some cases you will find even GSM products not being subsidized at that level, which puts it at a disadvantage into the market.
So that is an area of profit pool that we just got to get at, and it is going to be some in Q2, a little better in Q3, even better than that in Q4, and then, of course, when we get the things we talked about with [LJ] and some of the silicon in 2008 a whole lot better. And the other area we have got to do, which is internal execution, is when we’re going to announce low-end products like the new W-series, we’ve got to make money on them. And we’ve got to pick our spots to go after, which will also help too.

So I think in the midrange, as I said earlier, we are okay. If you look at — we always talk about RAZR, but it is still doing quite well. It still had a good quarter. We introduced new 3G versions. If you run down to a Cingular store, it’s a great product, a hot product. We just introduced a good 3G one, a new chrome one. We have them in Europe now, and I think you will see more in the second half of this year off of the RAZR family and, of course, the new 3G KRZR, which right now is only in Europe. So those all help. And what we need to do is get more of those out there because again, when you’re dealing — whether it is 45 million or whatever the number is — 200 million units, you need to get more of those units at those higher profits with higher ASPs.
Tom Meredith - Motorola Inc. — CFO
And for the rest of the people on the call, I hear very loudly from Ed and Greg a very consistent theme, that we as a team have historically answered the questions on one dimension, growth. It was measured by market share. What you’re hearing is that we are actually much more focused on balance between our cash flow, our profitability and growth. And right now growth is playing third base, and we need to get to first and second. And that is what you’re going to see.
So it does not take a prodigy, and certainly not mere mortals like us, to figure out that when you look at RIMM and what RIMM is doing in the enterprise base and the messaging space, that there is an ASP that’s a pretty desirable ASP. And we think our Q and q9 product is wonderful for positioning in that market, and the last I checked RIMM is more local than global. I would also emphasize that in the context of the rich experiences, we know who the competition is. It is Sony Ericsson and Samsung, and we need to play to their space.
Operator
Edward Synder, Charter Equity Group.
Edward Snyder - Charter Equity Group — Analyst
A couple of questions if I could real quick. You keep talking about 3G, and I understand the push for that to stabilize ASPs. But is 3G accretive to your gross margins or operating margins in phones at this point given your silicon suppliers?
We have talked ad nauseum now about ASPs, but I don’t want to be blunt here, but who cares? If you’re going to put a 3G phone out there — I mean if your market shift moves to 3G phones and you pointed out RIMM here, and you’re losing money on 3G, you’re going to lose more money on ASPs. It is a blended ASP you’re talking about anyway, right?
I mean if you look at your major competitor, Nokia, they are shipping a ton of low-end phones. Their blended ASP is moving to the low-end, but their printing money on those phones because their cost basis is much smaller. So I’m guessing, is the focus on ASP really warranted, or as Ed said in the past, is it really more of a focus on profit on phones that makes the difference?
Ed Zander - Motorola Inc. — Chairman & CEO
You have got it right. You know me, I have been kind of not indifferent but certainly not pushing or focusing on ASP. It is profit. It is gross margin percentage. ASP as an indicator is probably a symptom, but if you really want to get at the issue at hand, you look in your gross margin percentage of the business. But we saw actually ASPs moving down without the profit with it. So I agree with you. I always said that, if you look at the number one supplier in this business, well, ASPs came down, they were generating more profit.
But they go — if you look at it by a product by product basis, you may use the word ASP, but you look at the net contribution of profit. So I agree with you. The 3G products we ship have to make more money. We have got some challenges there, especially at the high-end of that area with some of the chip manufacturers. But call it ASP, call it gross margin percentage. It is making more money from your profits — for your products is what we are measuring right now. We are measuring every product in the product line in every geography on this business. Not that we were not doing it before, but we are really just shining the light on each one of these products.

Tom Meredith - Motorola Inc. — CFO
I would add, Ed, that you heard Ed Zander and Greg talk about picking our targets, picking our markets, making sure that we enter the right markets at the tactically important price points and tiers and with the right cost models, and that is above the line as well as below the line.
I’m a big believer again for those that followed my career, you know I’m a firm advocate that low cost always wins. But you need brand and marketing essentially to sustain the game. You don’t have to lose your low cost to establish low price or low SAP. You mentioned that Nokia is printing money. We know that. We cannot afford to not be in the markets where they are printing money. So we have to be more astute in terms of how we go after those markets, and we have to be vigilant in terms of our cost for design, as well as how we are investing in those markets so as to avoid the channel conflict that we inadvertently created by going after market share alone.
Edward Snyder - Charter Equity Group — Analyst
So to your point, if Motorola is wildly successful in this restructuring and your platforms are wildly successful, you will be much stronger in the low-end market. We will see your ASPs actually decline but your profit margins to actually rocket maybe even to the double-digit teens. I’m not talking ‘08 or ‘09, but the point is ASPs will go down but margins will go way up, and you will be a vastly more profitable because of it, right?
Tom Meredith - Motorola Inc. — CFO
Let me just call out that you said if we are wildly successful. I’m going to say when we are wildly successful first. And I’m not convinced that we will see declining ASPs if we get the right mix of products. Because there are multiple players across the spectrum against when we were competing.
Remember this is not just a mobile device company. It is also a Connected Home and Networks & Enterprise company, all of which have significant different opportunity profit pools available to them and price points and inventory and receivables and, therefore, cash conversion cycles. So, from my perspective, watch that space, and three weeks into the job, I will give you more detail along with Ed and Greg and Dean and Lori and others as time progresses.
Operator
Tim Long, Bank of America.
Tim Long - Bank of America — Analyst
I apologize to Ed Synder for another ASP question here. I just wanted to go back to some comments, Ed Zander, you made at the analyst day. Well, you did talk about a lot of the prices for the mobile device business being set for Q1, so there was going to be an impact there. I’m just curious how you were able to pull out the flat ASPs? How do we look into that? Does that mean you were able to get out of some of those deals, or you just really avoided a lot of the other business that would have had a similar effect on the Company, or was there some other offset?
And secondarily, is there any — are there any deals remaining heading into Q2 that are still hangovers from the Q4 timeframe where there are certain pieces of the business and geographies over certain carriers where you are unfortunately at a disadvantaged price due to a prior contract?
Ed Zander - Motorola Inc. — Chairman & CEO
Well, you know it is just too hard to go into a quarter and say this is what your ASP is going to be and then back it out. I think what you do is you do your actions and then you get the results kind of thing.
I think as Greg said, in mid-February when we initiated some of the management changes that we wanted to go do, we sat down basically and said this is not working. Just a plan in place was not going to work. And that is when we decided — we looked at — call it gross margin, forget ASP — per product, per geography, the cost of doing business, and we started to make some priority changes. Where are we going to put our investment dollars? Where are we going to put our product focus? And in those 45 days, that turned into what we have got in terms of our components for the quarter, and indeed yes, it stabilized ASPs, which was a result of some of the actions we took. And that is what we are — as Tom said, that is the kind of way we’re trying — we’re not trying to — we’re going to operate the business this quarter and going forward with just a little more focus on profitability and investments and how we do things, instead of just rushing out and thinking about units, units, units.

The second question was, no, I don’t know — I don’t really don’t know — we can get maybe an answer for that from Ray, but we looked at the Q2 numbers in depth. Having Greg now and Tom here has been great because we’ve got now six eyes looking at this business, one from a financial aspect totally, which is Tom. Greg from the operating numbers and the plan and meeting with Ray and myself from focusing not only on all that, but a lot of focus on strategy and products and competition. And I don’t know of any — Greg, you can throw in here — any contract or customer overhang or anything else. I think we have kind of got everything now pretty well understood. Do you want to answer that?
Greg Brown - Motorola Inc. — President & COO
Yes, just a couple of other quick things. We did, as we referenced, we did discontinue products in Q1. I think there were seven in total that we discontinued. And yes, we are in working through in Q2 some existing contracts, some better than others, that we still have to work through in Q2, and we are going to progress through the first half of the year and into the second doing just that.
Tom Meredith - Motorola Inc. — CFO
This is Tom. I want to pick up on your word, hangovers. I have never been particularly fond of hangovers, and I certainly had my share of them, especially in my youth. But I would call out that earlier we were talking about channel rationalization and conflict and working through that. That is a hangover in the architectural archetypal sense of the word. We all know when you play in the distribution game you give your vendors, distributors either stock rotation rights or pricing protection. And that, in fact, is part of the hangover we are suffering in Q1 and in the first half. It is just that clear. Maybe it is not that clear, but it should be.
Tim Long - Bank of America — Analyst
Okay. I just wanted to ensure that none of those contracts that were set were canceled and, therefore, creating potential backlash with the carriers or distributors.
Operator
Brian Modoff, Deutsche Bank.
Brian Modoff - Deutsche Bank — Analyst
A couple of questions. First, on the network side, was the organic growth rate stripping out Symbol and any other acquisitions that were factored in there?
And then second, on the handsets, when are we going to see some new form factors? I mean I looked at your handsets and I know you are excited about some of the ones coming out, but they really are iterations of existing models. When are we going to start seeing some new designs and some new creativity out of Motorola? What would you say the timing of that would be?
Greg Brown - Motorola Inc. — President & COO
So, on the network side, we had — you think of it as there is multiple businesses within this one called Networks & Enterprise. As we communicated in New York in January and on the last earnings call, we did have contraction and pricing pressure on GSM. IDEN in the US declined as well, mainly driven by Sprint as they migrate customers into their CDMA/EV-DO network. Again, we have communicated that, and it is generally as expected. GSM is pretty rugged.
Having said that, if you think of it, we have got the decline in the 2G GSM/iDEN US business being offset by increases in public safety or private networks growth and then the enterprise mobility space vis-a-vis the integration and acquisition of Symbol. So when you kind of net through that, that is what gets to the 20% year-over-year growth all in from an N&E perspective.

Brian Modoff - Deutsche Bank — Analyst
The organic growth rate?
Greg Brown - Motorola Inc. — President & COO
Yes, we have not broken out the organic growth rate with or without Symbol. But think of it generally and directionally as a contraction of cellular infrastructure, again mainly GSM and iDEN. By the way, I do want to add CDMA, the CDMA infrastructure business was very good and quite good on a profitability standpoint and exceeding out our expectations mainly driven by Sprint and Verizon and Alltel and in Japan KDDI. So that is really the story there on the growth rates.
Ed Zander - Motorola Inc. — Chairman & CEO
The other thing too is in Q1 the Symbol revenue was also integrated with the existing enterprise mobility revenue that we had. As you know, we had a business with Federal Express and UPS and the Post Office. So I think we would have to go back and kind of separate those two to really figure it out. Because now it’s running as a — it does not run as Symbol anymore. It runs as an enterprise mobility division, so we have put other things in there. And I think if we need to, Greg has got to go look at that.
A good question on the form factors — I certainly asked that a lot and spent a lot of time down in (inaudible) city and a lot of times with Terry’s people. I mean there’s just so many ways you can cut this thing. There’s this flip phone whose sliders and rotators and whatever. And I’m not sure if the design language is something that we necessarily have to go focus on as opposed to experiences, which is where I think also we would be self-critical in 2006. It is an area that we should have paid more attention to.
We talked about it in Cool Experiences. We just did not execute on it. We were the first ones to have iTunes a couple of years ago, and I think the team just did not pick up on that because that is where I think the action is.
We introduced in Europe — you probably have not seen it — I’m going to try to show it to you here in a short time, is the kick slider, which is a novel design, which is that product that is going to deliver blazing video capability, and we will be shipping that hopefully in the end of Q2.
We do have some things off of the initial RAZR family and other things that you will see. We have some things around video. We have some rugged design language, which I want to talk more about that is pretty cool, and we have some techniques — and I don’t want a give our competition too much — that take the slider designs and the candy bar designs and add some technology that we think is going to be breakthrough for us and you will see at the end of the year. I think we have kind of referred to that in some of the discussions at last July’s analyst conference.
We are also — a question I get asked a lot is touchscreens. My CFO over here uses as his main device — I don’t know how he does it here in the US, but he does it — is the MING product. MING has been shipping in China now for the better part of a year and a half. It is a full touchscreen phone. I don’t know what the big deal is with touchscreen. It does it. It is great. It is usable. We have tried touchscreens here in the US before. They have not worked. Maybe they will work now. We’re actually bringing MING into other GOs besides China as we implement that.
So the touchscreen technology everybody has, you see a lot of competitors, in fact, Samsung and others, that were already introducing touchscreens. But I don’t know how many other ways to build a phone there is. I worry about some of these phones that have the front side is music, the back side is keyboard. I looked at one the other day. It is very hard to use. We have got to be careful as the Company that invented cool and the Company that invented design language, we don’t start building things that foldout like Swiss Army knives and turn upside-down and do whatever.
So to me, I will be honest with you, my focus is on experiences. I think we’ve got some cool designs today. The 3G Q that I have been using that you have not seen yet here in the US, I think is the best product we have produced since RAZR. It really combines a very Windows Mobile 6.0, a lot of intuitive stuff. It has a lot of easy buttons for music, for cameras, for Flash, for everything. So we’re trying to bring more utility, and I think the brouhaha about the product on the West Coast that will be shown in June is not so much about the form factor. It is about what it does, and that is what we as an industry have to move to. What are we going to do with these devices? How do we bring the Internet and these rich experiences to whatever form factor it is? And that is where I have the team now focused.

Dean Lindroth - Motorola Inc. — VP, IR
Thank you. During this call we have made a number of forward-looking statements. Forward-looking statements are any statements that are not historical facts. These forward-looking statements are based on the current expectations of Motorola, and there can be no assurance that such expectations will prove to be correct. Such forward-looking statements include, but are not limited to, our comments and answers relating to the following topics. Guidance for Motorola sales and earnings for the second quarter of 2007; guidance for Motorola’s profitability and operating cash flow for the year 2007; expectations regarding the volume and impact of our stock repurchase program; the impact on Motorola’s performance and financial results from strategic acquisitions and divestitures, including those that are recently completed, those that are pending and those that may occur in the future; expectations for expenses, workforce reductions and financial impact relating to the Company’s ongoing reorganization activities; future sales, channel inventory, profitability, operating earnings, operating margin, ASPs and the market share for each of Motorola’s segments; expected timing for the announcement, launch and shipment of new products; the sales impact and pricing of new products; expected stock compensation expense, amortization of intangibles, depreciation, effective tax rate, interest income, supplier strategy.
Because forward-looking statements involve risks and uncertainties, Motorola’s actual results could differ materially from those stated in the forward-looking statements. Information about factors that could cause such differences can be found in this morning’s press release on pages 16 through 24 of Item 1A of Motorola’s 2006 annual report on Form 10-K and in Motorola’s other SEC filings.
This now concludes our call.
Operator
Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.
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While Motorola does not believe that this communication constitutes solicitation material in respect of Motorola’s solicitation of proxies in connection with its 2007 Annual Stockholders Meeting, this communication may be deemed to be solicitation material. In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on March 15, 2007 (the “Proxy Statement”). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.
On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Motorola through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com. The Proxy Statement is also available on Motorola’s website at www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested contacting our proxy solicitor, D.F. King & Co. Inc. by phone toll-free at 1-800-488-8095.
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MOTOROLA STATEMENT
•	Carl Icahn is new to Motorola, and to the industries in which we operate, having first bought shares in late January.
•	Even Carl Icahn would admit that he is not technologically savvy, or knowledgeable about our businesses.
•	Carl Icahn ignores the superior performance of Motorola’s Networks and Enterprise and Connected Homes businesses (collectively with revenues of over $4 billion in the first quarter of 2007 alone).
•	The only Icahn suggestions to date have been with respect to his misguided call for a large share repurchase program — something which Icahn himself now admits is not appropriate.
•	Carl Icahn’s suggestion that he be added to Motorola’s Board to “hold management accountable” and that Icahn alone — not the Board — is capable of doing that is an unwarranted attack on the highly qualified, dedicated, experienced and serious team of men and women who serve on Motorola’s Board.
•	The Motorola Board has always welcomed what Icahn calls “fresh perspectives” — but the Board is looking for additional independent directors who have relevant experience, can supplement the Board’s existing strengths and have an interest in serving as directors for a meaningful period of time.
•	Carl Icahn just does not meet those criteria — Icahn is under informed about our business and overcommitted elsewhere.
•	Icahn sits on as many as eight boards, and is chairman of at least four.
•	The Icahn “offer” if elected to the Motorola Board to reduce his other board positions to “less than six” calls into question the seriousness with which Icahn treats any of his commitments.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication may be deemed to be solicitation material in connection with Motorola’s solicitation of proxies for its 2007 Annual Stockholders Meeting. Motorola has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement (the “Proxy Statement”). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.
On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Motorola through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or

by email at investors@motorola.com; The Proxy Statement is also available on Motorola’s website at http://www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. by phone toll-free at 1-800-488-8095.
Motorola and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Stockholders Meeting. You can find information about Motorola’s executive officers and directors in the Proxy Statement.